Exhibit 3.9

ARTICLES OF ORGANIZATION

The undersigned natural person of the age of eighteen years of more, acting as organizer of a limited liability company under the Colorado Limited Liability Company Act, adopt the following Articles of Organization for such limited liability company:

FIRST:                                   The name of the limited liability company is: BioSmart Direct Sales, LLC

SECOND:                    Principal place of business: 1500 East 128th Avenue, Thornton, Colorado 80241

THIRD:                               The street address of the initial registered office of the limited liability company is: 1560 Broadway, Denver, Colorado 80202

The mailing address (if different from above) of the initial registered office of the limited liability company is same

The name of its proposed registered agent in Colorado at that address is: Corporation Service Company

FOURTH:                   ☐  The management is vested in managers (check if appropriate).

FIFTH:                                  The names and business addresses of the initial manager or managers or if the management is vested in the members, rather than managers, the names and addresses of the member or members are:

NAME	ADDRESS

WPcom Colorado, Inc.	1500 East 128th Avenue
(formerly Amrion, Inc.)	Thornton, Colorado 80241

SIXTH:           The name and address of each organizer is:

NAME	ADDRESS

Bruce H. Hallett	Hallett and Perrin, P.C.
717 N. Harwood
Suite 1400
Dallas, Texas 75201

Signed:	/s/ Bruce H. Hallett
Bruce H. Hallett, Organizer